                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                     TRANS WORLD ENTERTAINMENT CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules14a-6(i)(1)
     and 0-11
     (1) Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
        ------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
        ------------------------------------------------------------------------
     (5) Total fee paid:
        ------------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
        ------------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
        ------------------------------------------------------------------------
     (3) Filing Party:
        ------------------------------------------------------------------------
     (4) Date Filed:
        ------------------------------------------------------------------------

                                     [LOGO]

                     TRANS WORLD ENTERTAINMENT CORPORATION
                              38 CORPORATE CIRCLE
                             ALBANY, NEW YORK 12203
                                 (518) 452-1242

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

    You are cordially invited to attend the Annual Meeting of Shareholders of Trans World Entertainment Corporation (the "Company"), which will be held at The Desmond, 660 Albany Shaker Road, Albany, New York 12211, on Thursday, June 5, 1997, at 10:00 A.M., New York time, for the following purposes:

        1. To elect seven directors to serve until the next annual meeting and until their successors are chosen and qualified; and

        2. To transact any such other business as may come properly before the meeting or any adjournment or adjournments thereof.

    The Board of Directors has fixed the close of business on April 23, 1997, as the record date for determining shareholders entitled to notice of and to vote at the meeting.

    YOUR VOTE IS IMPORTANT. A proxy and return envelope are enclosed for your convenience. Please complete and return your proxy card as promptly as possible.

                                          By order of the Board of Directors,

                                          /s/ MATTHEW H. MATARASO

                                          Matthew H. Mataraso,
                                          SECRETARY

May 5, 1997

 IMPORTANT: WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, A RETURN ENVELOPE, REQUIRING NO POSTAGE IF MAILED IN THE UNITED STATES, IS ENCLOSED FOR YOUR CONVENIENCE. PROMPT RETURN OF THE PROXY WILL ASSURE A QUORUM AND SAVE THE COMPANY UNNECESSARY EXPENSE.

                     TRANS WORLD ENTERTAINMENT CORPORATION
                              38 CORPORATE CIRCLE
                             ALBANY, NEW YORK 12203
                                 (518) 452-1242
                            ------------------------

                                PROXY STATEMENT

    This Proxy Statement is furnished to the shareholders of Trans World Entertainment Corporation, a New York corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors for use at the Annual Meeting of Shareholders of the Company to be held on June 5, 1997, and any adjournment or adjournments thereof. A copy of the notice of meeting accompanies this Proxy Statement. It is anticipated that the mailing of this Proxy Statement and the form of proxy/voting instruction card will commence on May 5, 1997.

                               VOTING SECURITIES

    The Company has only one class of voting securities, its Common Stock, par value $.01 per share (the "Common Stock"). On April 23, 1997, the record date, 9,747,849 shares of Common Stock were outstanding. Each shareholder of record at the close of business on the record date will be entitled to one vote for each share of Common Stock owned on that date as to each matter presented at the meeting.

                         QUORUM AND TABULATION OF VOTES

    The By-Laws of the Company provide that a majority of the shares of Common Stock issued and outstanding and entitled to vote, present in person or by proxy, shall constitute a quorum at the Annual Meeting of Shareholders of the Company. Votes at the Annual Meeting will be tabulated by an inspector from ChaseMellon Shareholder Services appointed by the Company. Shares of Common Stock represented by a properly signed and returned proxy are considered as present at the Annual Meeting for purposes of determining a quorum.

    Brokers holding shares for beneficial owners must vote those shares according to the specific instructions they receive from the owners. If specific instructions are not received, however, brokers may vote these shares in their discretion, depending upon the type of proposal involved.

    Pursuant to the Company's By-Laws, directors of the Company will be elected by a favorable vote of a plurality of the shares of Common Stock present and entitled to vote, in person or by proxy, at the Annual Meeting.

    Under New York law, abstentions and broker non-votes will have no effect on the outcome of the election of Directors at the Annual Meeting. Brokers have discretionary authority to vote on the election of directors. If a properly signed proxy form is returned to the Company by a shareholder of record and is not marked, it will be voted "FOR" the proposal set forth herein as Item 1. The enclosed proxy may be revoked by a shareholder at any time before it is voted by the submission of a written revocation to the Company, by the return of a new proxy to the Company, or by attending and voting in person at the Annual Meeting.

                             PRINCIPAL SHAREHOLDERS

    The only persons known to the Board of Directors to be the beneficial owners of more than five percent of the outstanding shares of the Common Stock as of April 23, 1997, the record date, are indicated below:

                              NAME AND ADDRESS OF                                 AMOUNT AND NATURE OF   PERCENT OF
                                BENEFICIAL OWNER                                  BENEFICIAL OWNERSHIP      CLASS
--------------------------------------------------------------------------------  --------------------  -------------
Robert J. Higgins...............................................................        5,329,850(1)           54.7%
  38 Corporate Circle
  Albany, New York 12203
Dimensional Fund Advisors Inc...................................................          538,100(2)            5.5%
  1299 Ocean Avenue
  Santa Monica, California 90401

------------------------

(1) Information is as of April 23, 1997, as provided by the holder. Includes 16,850 shares owned by the wife of Robert J. Higgins.

(2) Information is as of December 31, 1996, as provided by the holder. Dimensional Fund Advisors Inc., a registered investment advisor, holds shares in the Company in a fiduciary capacity. Dimensional reported sole voting power with respect to 370,300 shares and sole dispositive power with respect to 538,100 shares.

    Mr. Higgins, who beneficially owns 5,329,850 shares of Common Stock as of the record date (approximately 54.7% of all outstanding shares), has advised the Company that he presently intends to vote all of his shares for the election of the nominees for director named under "Item 1--ELECTION OF DIRECTORS". If Mr. Higgins votes his shares for the director nominees, no other votes will be required to approve or adopt such actions.

                         ITEM 1. ELECTION OF DIRECTORS

    The Board of Directors currently intends to present to the meeting the election of seven directors, each to hold office (subject to the Company's By-Laws) until the next Annual Meeting of Shareholders and until his or her respective successor has been elected and qualified. Directors of the Company will be elected by a plurality vote of the outstanding shares of Common Stock present and entitled to vote at the meeting.

    If any nominee listed below should become unavailable for any reason, which management does not anticipate, the proxy will be voted for any substitute nominee or nominees who may be selected by the Chairman of the Board prior to or at the meeting or if no substitute is selected prior to or at the meeting, for a motion to reduce the membership of the Board to the number of nominees available. The information concerning the nominees and their security holdings has been furnished by them to the Company.

NOMINEES FOR ELECTION AS DIRECTORS

    ROBERT J. HIGGINS, Chairman of the Board, founded the Company in 1972, and he has participated in its operations since 1973. Mr. Higgins has served as President, Chief Executive Officer and a director of the Company for more than the past five years. He is also the Company's principal shareholder. See "PRINCIPAL SHAREHOLDERS".

    CHARLOTTE G. FISCHER has been Chairman of the Board, President and Chief Executive Officer of Paul Harris Stores, Inc., a publicly-held specialty retailer of women's apparel, since January 28, 1995. Mrs. Fischer was the Vice Chairman of the Board and Chief Executive Officer-designate from April 29,

1994 through January 28, 1995. Mrs. Fischer has also served as a consultant to retail organizations, including the Company. Mrs. Fischer was President and Chief Executive Officer of Claire's Boutiques, Inc. from September 1989 until October 1991, and was on the Board of Directors of Claire's Stores Inc., the publicly-held parent company.

    GEORGE W. DOUGAN has been Chief Executive Officer and a member of the Board of Directors of Evergreen Bancorp Inc. since March 7, 1994, and Chairman of the Board since May 19, 1994. Mr. Dougan was the Chairman of the Board and Chief Executive Officer of the Bank of Boston--Florida from June 1992 to March 1994, was the Senior Vice President and Director of Retail Banking of The Bank of Boston Massachusetts from February 1990 to June 1992.

    ISAAC KAUFMAN has been Chief Financial Officer of VSI Group, Inc., a provider of contract staffing and management services, since November 1996. Mr. Kaufman was an Executive Vice President of Merry-Go-Round Enterprises, Inc. ("Merry-Go-Round"), a publicly held specialty retailer, and on its Board of Directors from April 3, 1991 to February 2, 1996 and had been its Chief Financial Officer, Secretary and Treasurer since 1983. Merry-Go-Round filed for protection from its creditors under Chapter 11 of the U.S. Bankruptcy Code on January 11, 1994 and is currently in a Chapter 7 liquidation.

    MATTHEW H. MATARASO has served as Secretary and a director of the Company for more than the past five years, and has practiced law in Albany, New York during the same period.

    DEAN S. ADLER was elected to the Board of Directors effective March 5, 1997. During March 1997, Mr. Adler formed Lubert/Adler Partners, LP, a limited partnership investing primarily in under-valued and opportunistic real estate and real estate-related ventures. For ten years prior thereto, Mr. Adler was a principal and co-head of the private equity group of CMS Companies, which specialized in acquiring operating businesses and real estate within the private equity market. Mr. Adler was also an instructor at The Wharton School of the University of Pennsylvania. Mr. Adler serves on the Boards of Directors of The Lane Company, US Franchise Systems, Inc. and Developers Diversified Realty Corporation.

    DR. JOSEPH G. MORONE was elected to the Board of Directors effective January 10, 1997. Dr. Morone has been named President of Bentley College, effective August 1, 1997. Currently, Dr. Morone is the Dean of Rensselaer Polytechnic Institute's Lally School of Management and Technology and has served in that position since July 1993. Prior to his appointment as dean, Dr. Morone held the Andersen Consulting Professorship of Management and was Director of the School of Management's Center for Science and Technology Policy. Before joining the School of Management (1988), Dr. Morone was a senior associate for the Keyworth Company, a consulting firm specializing in technology management and science policy. Dr. Morone also spent 7 years at General Electric Company's Corporate Research and Development. Dr. Morone serves on the Boards of Directors of Albany Medical Center, Albany International Corp. and NView Corporation.

EQUITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

    The following table sets forth the beneficial ownership of Common stock as of April 23, 1997, by each director and named executive officer of the Company and all directors and executive officers as a group. All shares listed in the table are owned directly by the named individuals unless otherwise indicated therein. Except as otherwise stated or as to shares owned by spouses, the Company believes that the beneficial owners have sole voting and investment power over their shares.

                                                                                              AMOUNT AND NATURE
                                                                                 YEAR FIRST     OF BENEFICIAL
                                                                                 ELECTED AS      OWNERSHIP OF       PERCENT
                                         POSITIONS WITH THE                       DIRECTOR/    COMMON STOCK AS        OF
NAME                                          COMPANY                   AGE        OFFICER    OF APRIL 23, 1997      CLASS
--------------------------------  --------------------------------      ---      -----------  ------------------  -----------
Robert J. Higgins...............  Chairman of the Board,                    55         1973         5,329,850(1)        54.7%
                                    President, Chief Executive
                                    Officer and a Director
Matthew H. Mataraso.............  Secretary and a Director                  67         1976            15,193(2)           *
Charlotte G. Fischer............  Director                                  47         1991            15,250(2)           *
George W. Dougan................  Director                                  57         1984            24,250(2)           *
Isaac Kaufman...................  Director                                  50         1991            17,750(2)           *
Dr. Joseph G. Morone............  Director                                  44         1997                   0            *
Dean Adler......................  Director                                  40         1997                   0            *
Edward W. Marshall..............  Executive Vice President--                51         1989           140,434(2)         1.4%
                                    Operations
James A. Litwak.................  Executive Vice President--                43         1996            39,525(2)           *
                                    Merchandising and Marketing
John J. Sullivan................  Senior Vice President-- Finance           44         1995            58,152(2)           *
                                    and Chief Financial Officer
Bruce J. Eisenberg..............  Senior Vice President--Real               37         1995            50,798(2)           *
                                  Estate
All directors and officers as a                                                                     5,691,202(1)(2)       57.2%
  group (11 persons)............

------------------------

*   Less Than 1%

(1) Includes 16,850 shares owned by the wife of Robert J. Higgins

(2) Included in shares listed as "beneficially owned" are the following shares which the persons listed have the right to acquire within sixty days pursuant to stock options (a) under the 1990 Director Stock Option Plan--Mrs. Fischer (15,250), Mr. Dougan (16,750) and Mr. Kaufman (15,250);
    (b) under employee stock option plans--Mr. Mataraso (10,691), Mr. Marshall (92,500), Mr. Litwak (25,000), Mr. Sullivan (21,750), and Mr. Eisenberg (11,250); and (c) under all stock option plans--All directors and executive officers as a group (208,441).

BOARD OF DIRECTORS MEETINGS AND ITS COMMITTEES

    The Board of Directors held 5 meetings during the 1996 fiscal year. With the exception of Dr. Morone and Mr. Adler, who are newly elected, none of the directors attended fewer than 75% of the aggregate of: (i) the total number of meetings of the board of directors, and (ii) the total number of meetings held by all committees of the board on which such director served.

    The Company has an Audit Committee of the Board of Directors, consisting of independent directors, whose members were during the 1996 fiscal year: Isaac Kaufman (Chairman), Charlotte G. Fischer and George W. Dougan. The Audit Committee held two meetings during the 1996 fiscal year. The Audit Committee's responsibilities consist of recommending the selection of independent auditors, reviewing the scope of the audit conducted by such auditors, as well as the audit itself, and reviewing the Company's audit activities and activities and matters concerning financial reporting, accounting and audit procedures, related party transactions and policies generally.

    The Company has a Compensation Committee of the Board of Directors, consisting of independent directors, whose members were during the 1996 fiscal year: George W. Dougan (Chairman), Isaac Kaufman and Charlotte G. Fischer. The Compensation Committee held two meetings during the 1996 fiscal year. The Compensation Committee formulates and gives effect to policies concerning salary, compensation, stock options and other matters concerning employment with the Company.

    The Company has no standing nominating committee. Mr. Higgins, the Chairman of the Board, Chief Executive Officer and principal shareholder, was actively involved in the recruitment of all of the current directors.

COMPENSATION OF DIRECTORS

    CASH COMPENSATION. Each director who is not a salaried employee of the Company receives a $15,000 retainer per annum plus a $1,000 attendance fee for each committee meeting and board meeting attended, except that the compensation for telephone conference meetings is $500. A Committee chairperson earns an additional $1,000 retainer per year.

    Matthew H. Mataraso received $58,000 in cash compensation and $1,740 in 401(k) contributions from the Company in fiscal 1996 for his services as Secretary of the Company and as counsel. Messrs. Higgins and Mataraso are the only directors eligible to participate in the Company's employee stock option plans.

    DIRECTOR STOCK OPTION PLAN. Each outside Director is entitled to participate in the Company's 1990 Stock Option Plan for Non-Employee Directors (the "Directors Stock Option Plan"). Currently, Mrs. Fischer and Messrs. Dougan, Kaufman, Adler and Morone participate in the Director Stock Option Plan. A total of 250,000 shares of the Common Stock are reserved for issuance pursuant to non-qualified stock options (the "Director Options") issued under such plan, and Director Options covering 111,500 shares of Common Stock have been granted. Stock options issuable under the Director Stock Option Plan are granted at an a exercise price equal to 85% of the fair market value of the Common Stock on the date of grant.

    An initial grant of 10,000 Director Options is made to each new director. In addition, Director Options to purchase 1,500 shares of the Company's Common Stock are granted annually on May 1 (or, if May 1 is not a NASDAQ National Market System trading day, on the next succeeding trading day) of any year to any eligible director. All Director Options vest ratably over four years. During fiscal 1996, annual grants to outside Directors of 1,500 Director Options were made at an exercise price of $4.04 per share, compared to the market value on the date of grant of $4.75. Accordingly, compensation expense in the aggregate of $3,195 will be amortized over a 48-month period by the Company for the 1996 grants.

    The Director Stock Option Plan is administered by a committee of three non-participating directors or officers who are authorized to interpret the Director Stock Option Plan but have no discretion with respect to the selection of directors who receive Director Options, the number of shares subject to the Director Stock Option Plan or to each grant thereunder, or the purchase price for shares subject to Director Option. The committee has no authority to materially increase the benefits under the Director Stock Option Plan.

    RETIREMENT PLAN. The Company provides the Board of Directors with a noncontributory, unfunded retirement plan that pays a retired director a retirement benefit of $15,000 per year for up to 10 years depending on the length of service, or the life of the director and his or her spouse, whichever period is shorter. To become vested in the retirement plan a director much reach age 62 and have served on the Board of Directors for a minimum of five consecutive years.

CERTAIN TRANSACTIONS

    The Company leases its 159,000 square foot distribution center/office facility in Albany, New York from Robert J. Higgins, its Chairman, Chief Executive Officer and principal shareholder, under two capitalized leases that expire in the year 2015. The original distribution center/office facility was constructed in 1985. A 77,135 square foot distribution center expansion (the "Expansion") was completed in October 1989 on real property adjoining the existing facility.

    Under the two capitalized leases, dated April 1, 1985 and November 1, 1989 (the "Leases"), the Company paid Mr. Higgins an annual rent of $1,221,238 in fiscal 1996. On January 1, 1996, the aggregate rental increased in accordance with the biennial increase in the Consumer Price Index, pursuant to the provisions of each lease. Neither lease contains any real property purchase option at the expiration of its term. Under the terms of both leases, the Company pays all property taxes, insurance and other operating costs with respect to the premises. Mr. Higgins' obligation for principal and interest on his underlying indebtedness relating to the real property approximates $70,000 per month.

    The Company leases two of its retail stores from Mr. Higgins under long-term leases, each at annual rental of $35,000 per year plus property taxes, maintenance and a contingent rental if a specified sales level is achieved. In fiscal 1996 the Company paid Mr. Higgins $30,000 for a one year lease expiring on October 31, 1996, for certain parking facilities contiguous to the Company's distribution center/office facility. The lease was renewed through October 31, 1997, after approval by the Audit Committee.

    The Company regularly utilizes privately-chartered aircraft for its executives, primarily those owned or partially owned by Mr. Higgins. During fiscal 1996, the Company chartered an airplane under an unwritten agreement with Quail Aero Services of Syracuse, Inc., a corporation in which Mr. Higgins is a one-third shareholder. Payments made by the Company during fiscal 1996 were $76,178. The Company also chartered an aircraft from Crystal Jet, a corporation wholly owned by Mr. Higgins. During fiscal 1996 payments to Crystal Jet aggregated $226,566. The Company believes that the charter rates and terms are as favorable to the Company as those generally available to it from other commercial charterers.

    The transactions that were entered with an "interested director" were approved by a majority of disinterested directors of the Board of Directors, either by the Audit Committee or at a meeting of the Board of Directors. The Board of Directors believes that the leases and other provisions are at rates and on terms that are at least as favorable as those that would have been available to the Company from unaffiliated third parties under the circumstances.

EMPLOYMENT AGREEMENTS

    As founder and Chief Executive Officer of the Company, Robert J. Higgins has been instrumental in the operations of the Company. During fiscal 1996 Mr. Higgins was employed as President and Chief Executive Officer of the Company pursuant to a three year Employment Agreement that commenced on February 4, 1996 and continues until January 30, 1999, unless earlier terminated pursuant to its terms. Pursuant to its terms, Mr. Higgins earns a minimum annual salary of $575,000, is reimbursed for two club memberships, and is entitled to payment of or reimbursement for life insurance premiums of up to $150,000 per year on insurance policies for the benefit of persons designated by Mr. Higgins. In addition, Mr. Higgins is eligible to participate in the Company's executive bonus plan, health and accident insurance plans, stock option plans and in other fringe benefit programs adopted by the Company for the benefit of its executive employees. For the fiscal year ended February 1, 1997, Mr. Higgins earned $575,000 in incentive compensation under the Employment Agreement.

    In event of a change in control of the Company, Mr. Higgins may elect to serve as a consultant to the Company at his then current compensation level for the remainder of the term of the Employment Agreement or elect to receive two and one-half times his annual compensation in the most recently completed fiscal year. The Employment Agreement provides for no further compensation to Mr. Higgins if he is terminated for cause, as defined therein.

    Edward W. Marshall has a severance agreement in effect that provides, under certain conditions, payment of severance equal to one year of annual compensation, at a level not less than his current salary of $260,799, upon his termination following severance without cause (as defined), including termination following a change in control of the Company. Mr. Marshall's severance agreement contains an "evergreen" provision for automatic renewal each year.

    James A. Litwak has a severance agreement in effect that provides, under certain conditions, payment of severance equal to one year of annual compensation, at a level not less than his current salary of $275,000, upon his termination following severance without cause (as defined). Mr. Litwak's severance agreement contains an "evergreen" provision for automatic renewal each year.

                             EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    COMPENSATION AND PURPOSE OF THE COMPENSATION COMMITTEE. The Company's Compensation Committee (the "Committee") was comprised during fiscal 1996 of three non-employee directors of the Company. It is the Company's policy to constitute the Committee with directors that qualify as outside directors under the 1993 amendments to the federal income tax law.

    The Committee's purpose is to hire, develop and retain the highest quality managers possible. It is principally responsible for establishing and administering the executive compensation program of the Company. These duties include approving salary increases for the Company's key executives and administering both the annual incentive plan and stock option plans.

    COMPENSATION PHILOSOPHY AND OVERALL OBJECTIVES. The components of the executive compensation program are salary, annual incentive awards and stock options. This program is designed to: (1) attract and retain competent people with competitive salaries; (2) provide incentives for increased profitability; and (3) align the long-term interests of management with the interests of shareholders by encouraging executive ownership of common stock of the Company.

SALARY AND ANNUAL INCENTIVE COMPENSATION

    SALARIES. The Committee believes that it is necessary to pay salaries that are competitive within the industry and geographic region in order to attract the types of executives needed to manage the business. In 1994, the Compensation Committee engaged KPMG Peat Marwick LLP, a nationally known compensation consulting firm, to assist the Committee in evaluating and modifying its executive compensation program and in developing a peer group of specialty retailers that are comparable to the Company in terms of annual revenues. A majority of the 14 companies in such peer group are traded on the NASDAQ National Market System, and are incorporated into the peer index used in the performance graph. See "FIVE YEAR PERFORMANCE GRAPH".

    Annual salary recommendations for the Company's executive officers (other than the Chief Executive) are made to the Committee by the Chief Executive. The Committee reviews and than approves, with any modifications it deems appropriate, such recommendations. Factors such as increased management responsibility and achievement of operational objectives are considered, but not formally weighted, in determining an increase. The Committee also used a compensation study prepared by KPMG Peat Marwick LLP, along with the Committee members' experience in the retail industry, in evaluating the executive salary levels. The Committee believes that it must keep the base pay component at or above the median range to remain competitive in attracting competent management.

    ANNUAL PERFORMANCE INCENTIVES. Key executives, including the named executive officers, were eligible for annual incentive (bonus) awards based on the performance of the Company against predetermined targets.

    For 1996, the Committee established as the principal goal a targeted level of pre-tax earnings before bonuses would be paid to executive officers. Each named executive officer was eligible to earn 17.5% to a maximum of 70% of his salary in incentive payments if the targets were achieved by the Company. If the targets were not achieved then the incentives would be reduced to lower levels. Below a certain target level no incentives were to be paid. Because the Company's pre-tax earnings exceeded predetermined targets each of the named executives received annual incentive payments as outlined in the "SUMMARY COMPENSATION TABLE".

LONG TERM INCENTIVES

    The Committee uses a broad-based stock option plan, with over 150 participants, as the principal long term incentive for executives. The stock option plan is designed to encourage executive officers to become shareholders and to achieve meaningful increases in shareholder value. The Committee normally grants stock options to executive officers annually. The level of stock option grants are determined using a matrix that considers the executive's position, salary level, and the performance of the executive as measured by the individual's performance rating.

    The Company also has a restricted stock plan which the Committee may use to grant awards of common stock to officers and other key employees of the Company. The Committee believes that the Company's long term goals are best achieved through long-term stock ownership. The level of awards granted is at the discretion of the Committee.

CHIEF EXECUTIVE OFFICER'S COMPENSATION

    The Chief Executive was compensated in fiscal 1996 according to a three year employment agreement, approved by the Committee, that will be in effect through January 30, 1999. Three major changes were made from the previous agreement with Mr. Higgins; the one year term was increased to three years, base compensation increased from $550,000 to $575,000 and the bonus arrangement is based upon the achievement of specified pre-tax earnings targets over a two year period. The employment agreement provides for participation in the management bonus plan at a level of 25% of his salary to a maximum of 160% of his salary if certain targets are achieved by the Company.

DEDUCTIBILITY OF COMPENSATION EXPENSES

    Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to a public corporation for compensation over $1 million for its chief executive or any of its four other highest-paid officers. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. The Committee believes that it is necessary to pay salaries that are competitive within the industry and geographic region in order to attract the types of executives needed to manage the business. Executive compensation is structured to avoid limitations on deductibility where this result can be achieved consistent with the Company's compensation goals.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    There were no Compensation Committee interlocks during the fiscal 1996. None of these members were an officer or employee of the Company, a former officer of the Company, or a party to any relationship requiring disclosure under Item 404 of Regulation S-K under the Securities Exchange Act of 1934, as amended.

                COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

                           GEORGE W. DOUGAN, CHAIRMAN
                              CHARLOTTE G. FISCHER
                                 ISAAC KAUFMAN

------------------------
(1) Notwithstanding anything to the contrary set forth in the Company's previous filings under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the preceding report of the Compensation Committee and the performance graph on page 13 shall not be incorporated by reference to such filings.

EXECUTIVE OFFICERS AND COMPENSATION

    The Company's executive officers are identified below. At year end, five officers met the definition of "executive officer" under applicable regulations for the fiscal year 1996, including the Chief Executive. Executive officers of the Company currently hold the same respective positions with Record Town, Inc., the Company's wholly owned subsidiary through which all retail operations are conducted. The Summary Compensation Table sets forth the compensation paid by the Company and its subsidiaries for services rendered in all capacities during the last three fiscal years to each of the five executive officers of the Company whose cash compensation for that year exceeded $100,000.

                           SUMMARY COMPENSATION TABLE

                                                                                             LONG-TERM
                                                                                        COMPENSATION AWARDS
                                                         ANNUAL COMPENSATION          ------------------------
                                                 -----------------------------------  RESTRICTED   SECURITIES
                                                                       OTHER ANNUAL      STOCK     UNDERLYING     ALL OTHER
         NAME AND PRINCIPAL                       SALARY      BONUS    COMPENSATION    AWARD(S)     OPTIONS/    COMPENSATION
              POSITION                  YEAR        ($)        ($)          ($)           ($)       SARS (#)         ($)
------------------------------------  ---------  ---------  ---------  -------------  -----------  -----------  -------------

Robert J. Higgins...................       1996    575,000    575,000       28,223(1)     --                0        72,590(1)
  Chairman, President and Chief            1995    550,000          0       68,653(1)     --                0        95,161(1)
  Executive Officer                        1994    550,000          0       79,514(1)     --                0        78,960(1)

Edward W. Marshall..................       1996    262,097    182,559       --    (2)     --           50,000         4,750(3)
  Executive Vice President--               1995    263,206     50,000       --    (2)    132,500(4)     15,000        4,423(3)
  Operations                               1994    234,826     50,000       26,875(5)     --                0         4,146(3)

James A. Litwak.....................       1996    190,144    150,000      217,668(6)     --          100,000        --
  Executive Vice President--               1995     --         --           --            --           --            --
  Merchandising & Marketing                1994     --         --           --            --           --            --

John J. Sullivan....................       1996    179,981    127,400       --    (2)    118,750(4)     50,000        4,750(3)
  Senior Vice President and Chief          1995    161,009          0       --    (2)     --           15,000         4,903(3)
  Finacial Officer                         1994    130,096     30,000       --    (2)     --                0         3,822(3)

Bruce J. Eisenburg..................       1996    174,933    127,400       --    (2)     --           50,000         4,037(3)
  Senior Vice President--Real Estate       1995    137,340    100,000       --    (2)    100,000(4)     15,000        2,772(3)
                                           1994     79,327    100,000       --    (2)     --            5,000             0

------------------------

(1) "Other Annual Compensation" in fiscal 1996, 1995 and 1994 for Mr. Higgins includes $17,400, $58,335 and $71,040, respectively, in payments for or reimbursement of life insurance premiums made on behalf of Mr. Higgins or his beneficiaries, pursuant to his employment agreement. "All Other Compensation" in fiscal 1996, 1995 and 1994 for Mr. Higgins consists of the maximum potential value of premiums paid by the Company with respect to split dollar life insurance policies that the Company owns on the lives of Mr. Higgins and his wife. The Company will recoup most or all of such premiums upon maturity of the policies, but the maximum potential value is calculated in accordance with current SEC instructions as if the premiums were advanced without interest until the time that the Company expects to recover the premium.

(2) "Other Annual Compensation" for the named executive was less than $50,000 and also less than 10% of the total annual salary and bonus reported.

(3) "All Other Compensation" for the named executive consists of employer matching contributions for the 401(k) Savings Plan.

(4) "Restricted Stock Award(s)" for the named executives represents the dollar value at the date of the award and is calculated using the closing sale price of Trans World Entertainment Common Stock on the date of grant. Mr. Marshall received 25,000 shares of restricted stock of which 60% will vest on January 31, 1998; an additional 20% shall become vested on January 31, 1999, and the final 20% shall become vested on January 31, 2000. Mr. Sullivan received 25,000 shares of restricted stock of which 20% shall vest on April 30, 1999: an additional 20% shall become vested on April 30, 2000, and the final 60% shall become vested on April 30, 2001. Mr. Eisenberg received 25,000 shares of restricted stock of which 20% will vest on January 31, 1998; an additional 20% shall become vested on January 31, 1999, and the final 60% shall become vested on January 31, 2000.

(5) "Other Annual Compensation" for Mr. Marshall included $25,000 for forgiveness of a loan.

(6) Mr. Litwak began his employment in 1996. "Other Annual Compensation" for Mr. Litwak consists of reimbursement for relocation expenses and a tax gross-up on the taxable but non-deductible component of the reimbursement.

STOCK OPTION PLANS

    The Company has two employee stock option plans in place, the 1986 Incentive and Non-Qualified Stock Option Plan, as amended and restated (the "1986 Plan"), with an aggregate of 1,100,000 shares authorized for issuance, and the 1994 Stock Option Plan (the "1994 Plan"), with an aggregate of 1,000,000 shares authorized for issuance (the 1986 and the 1994 Plans are collectively referred to as the "Stock Option Plan"). The following tables set forth, as to each of the named executive officers, certain information with respect to all options granted or exercised for the fiscal year ended February 1, 1997, under the Stock Option Plan.

                   STOCK OPTION GRANTS IN LAST FISCAL YEAR(1)

    The following table sets forth information concerning individual grants of stock options made during the fiscal year ended February 1, 1997, to each of the named officers of the Company.

                                                                                            POTENTIAL REALIZABLE
                                                     INDIVIDUAL GRANTS                            VALUE AT
                                  --------------------------------------------------------  ASSUMED ANNUAL RATES
                                   NUMBER OF     PERCENT OF                                          OF
                                  SECURITIES        TOTAL                                       STOCK PRICE
                                  UNDERLYING       OPTIONS       EXERCISE                     APPRECIATION FOR
                                    OPTIONS      GRANTED TO       OR BASE                     OPTION TERM (3)
                                  GRANTED (#)   EMPLOYEES IN       PRICE      EXPIRATION    --------------------
     NAME                           (1)(2)       FISCAL YEAR     ($/SHARE)       DATE        5% ($)     10% ($)
--------------------------------  -----------  ---------------  -----------  -------------  ---------  ---------
Mr. Higgins.....................           0            N/A         --            --           --         --
Mr. Marshall....................      50,000            7.5%     $    4.75          2006      149,362    378,514
Mr. Sullivan....................      50,000            7.5%     $    4.75          2006      149,362    378,514
Mr. Eisenberg...................      50,000            7.5%     $    4.75          2006      149,362    378,514
Mr. Litwak......................     100,000           14.5%     $    6.00          2006      377,337    956,245

------------------------

(1) No SARs were granted

(2) Stock Options are exercisable annually in 4 equal installments, commencing on the first anniversary of the date of the grant, and vest earlier upon the officer's death or disability. The stock options have a term of ten years. All options granted under the Stock Option Plan may become immediately exercisable upon the occurrence of certain business combinations. The Compensation Committee of the Board of Directors may accelerate or extend the excercisability of any options subject to such terms and conditions as the Committee deems appropriate. The option exercise price was set at the fair market value (last reported sale price) on the date of grant.

(3) These amounts are based on assumed appreciation rates of 5% and 10% as prescribed by the Securities and Exchange Commission rules, and are not intended to forecast possible future appreciation, if any, of the Company's stock price. The Company's stock price was $6.88 at February 1, 1997, the fiscal year end.

                AGGREGATED STOCK OPTION EXERCISES IN LAST FISCAL
                   YEAR AND FISCAL YEAR-END OPTION VALUES (1)

    The following table sets forth information concerning each exercise of stock options made during the fiscal year ended February 1, 1997, by each of the named executive officers of the Company, and the value of unexercised stock options held by such person as of February 1, 1997.

                                                                             NUMBER OF SECURITIES
                                                                                  UNDERLYING        VALUE OF UNEXERCISED
                                                                                  UNEXERCISED       IN-THE-MONEY OPTIONS
                                                                               OPTIONS AT FISCAL     AT FISCAL YEAR END
                                             SHARES                              YEAR END (#)               ($)
                                            ACQUIRED                         ---------------------  --------------------
                                           ON EXERCISE     VALUE REALIZED        EXERCISABLE/           EXERCISABLE/
     NAME                                      (#)               ($)             UNEXERCISABLE        UNEXERCISABLE(2)
---------------------------------------  ---------------  -----------------  ---------------------  --------------------
Mr. Higgins............................        --                --                   --                     --
Mr. Marshall...........................        --                --              85,000/95,000         12,188/142,813
Mr. Sullivan...........................        --                --              18,000/72,000         12,188/142,813
Mr. Eisenberg..........................        --                --              6,250/78,750          12,188/142,813
Mr. Litwak.............................        --                --                0/100,000              0/87,500

------------------------

(1) There have been no SARs issued and there are no SARs outstanding.

(2) Calculated on the basis of the fair market value of the underlying securities as of February 1, 1997 minus the exercise price.

                          FIVE-YEAR PERFORMANCE GRAPH

    The following line graph reflects a comparison of the cumulative total return of the Company's Common Stock from January 31, 1992 through January 31, 1997 with the NASDAQ Index (U.S. Stocks) and with a NASDAQ Retail Trade Stocks index. Because only one of the Company's leading competitors has been an independent publicly traded company over the period, the Company has elected to compare shareholder returns with the published index of retail companies compiled by NASDAQ. All values assume $100 investment on January 31, 1992, and that all dividends were reinvested.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                                   1992       1993       1994       1995       1996       1997
Trans World Entertainment Corp.        100         59         56         23         15         28
NASDAQ (U.S.)                          100        113        130        124        175        230
NASDAQ Retail Trade Stocks             100         90         97         85         96        119

          COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT

    Section 16(a) of the Securities Exchange Act of 1934, as amended, generally requires the Company's directors and executive officers, and persons who own more than ten percent of the registered class of the Company's equity securities, to file reports of beneficial ownership and changes in beneficial ownership with the Securities and Exchange Commission. Based solely upon its review of the copies of such reports received by it, or upon written representations obtained from certain reporting persons, the Company believes that all Section 16(a) filing requirements applicable to its officers, directors, and greater-than-ten-percent stockholders were complied with, except as set forth below.

    On May 1, 1996 Mrs. Fischer, Mr. Dougan, Mr. Kaufman and Mr. Mataraso, each of whom is a director of the Company, each received an annual stock option grant. Each of the above stated stock option grants should have been reported on Form 5 no later than March 18, 1997. All of the above stock option grants were reported on Form 5 by each person on April 14, 1997.

                                 OTHER MATTERS

    OTHER ITEMS. Management knows of no other items or matters that are expected to be presented for consideration at the meeting. If other matters properly come before the meeting, however, the persons named in the accompanying proxy intend to vote thereon in their discretion.

    PROXY SOLICITATION. The Company will bear the cost of the meeting and the cost of soliciting proxies, including the cost of mailing the proxy materials. In addition to solicitation by mail, directors, officers, and regular employees of the Company (none of whom will be specifically compensated for such services) may solicit proxies by telephone or otherwise. Arrangements will be made with brokerage houses and other custodians, nominees, and fiduciaries to forward proxies and proxy materials to their principals, and the Company will reimburse them for their ordinary and necessary expenses.

    INDEPENDENT AUDITORS. The Board of Directors currently intends to select KPMG Peat Marwick LLP as independent auditors for the Company for the fiscal year ending January 31, 1998. KPMG Peat Marwick LLP has acted as auditors for the Company since 1994, when they purchased the Albany practice of Ernst & Young, the Company's auditors since 1985. Representatives of KPMG Peat Marwick LLP will be present at the Annual Meeting of Shareholders and available to make statements to and respond to appropriate questions of shareholders.

    FINANCIAL STATEMENTS. The Company's 1996 Annual Report to Shareholders (which does not form a part of the proxy solicitation material), including financial statements for the fiscal year ended February 1, 1997, are being sent concurrently to shareholders. If you have not received or had access to the 1996 Annual Report to Shareholders, please write the Company to attention of:
Treasurer, 38 Corporate Circle, Albany, New York 12203, and a copy will be sent to you free of charge.

                      SUMBISSION OF SHAREHOLDER PROPOSALS

    Shareholders of the Company wishing to include proposals in the proxy material in relation to the Annual Meeting of the Company to be held in 1998 must submit the same in writing so as to be received at the executive offices of the Company on or before February 14, 1998. Such proposals must also meet the other requirements of the rules of the Securities and Exchange Commission relating to shareholders' proposals. Proposals should be addressed to Matthew H. Mataraso, Secretary, Trans World Entertainment Corporation, Albany, NY 12203. No such proposals were received with respect to the annual meeting scheduled for June 5, 1997.

                                          By Order of the Board of Directors,

                                          /s/ MATTHEW H. MATARASO

                                          Matthew H. Mataraso,

                                          SECRETARY

May 5, 1997

PROXY

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                     TRANS WORLD ENTERTAINMENT CORPORATION

     The undersigned hereby appoints Robert J. Higgins and Matthew H. Mataraso proxies, with power to act without the other and with power of substitution, and hereby authorizes them to represent and vote, as designated on the other side, all the shares of stock of Trans World Entertainment Corporation standing in the name of the undersigned with all powers which the undersigned would possess if present at the Annual Meeting of Stockholders of the Company to be held June 5, 1997 or any adjournment thereof.

      (Continued, and to be marked, dated and signed, on the other side)

-------------------------------------------------------------------------------
                          FOLD AND DETACH HERE

                                                                                                                Please mark
                                                                                                                your votes as
                                                                                                                indicated in
                                                                                                                this example  /X/

The Board of Directors recommends a vote FOR items 1 and 2.   WITHHELD
                                                           FOR     FOR ALL
Item 1-ELECTION OF DIRECTORS                               / /       / /    Item 2-Other matters in their discretion that
                                                                            may come properly before the meeting.

       Nominees:

       Robert J. Higgins, Matthew H. Mataraso, George W. Dougan,
       Charlotte G. Fischer, Isaac Kaufman, Dean S. Adler and
       Dr. Joseph G. Morone

WITHHELD FOR: (Write that nominee's name in the space provided below).

--------------------------------------------------------------





Signature                                            Signature                                            Date
          ------------------------------------------           ------------------------------------------      --------------------
NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.
-----------------------------------------------------------------------------------------------------------------------------------
                                                       FOLD AND DETACH HERE